Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Advantage Disposal Solutions
42583 North Coyote Road
Queen Creek, Arizona 85140

We consent to the use within this Registration Statement on Form S-1 of Advantage Disposal Solutions, Inc. of our report dated April 10, 2012, relating to the consolidated balance sheets of Advantage Disposal Solutions, Inc., as of December 31, 2011 and the related consolidated statements of operations, shareholders’ equity and cash flows for the period November 2, 2011 (date of inception) through December 31, 2011.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
April 10, 2011